FOR IMMEDIATE RELEASE

Exhibit 99.1
February 2, 2026
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2026
BURBANK, Calif. – The Walt Disney Company today reported earnings for its first quarter ended December 27, 2025.
Financial Results for the Quarter:
•Revenues increased 5% for the quarter to $26.0 billion from $24.7 billion in Q1 fiscal 2025.
•Income before income taxes for Q1 of $3.7 billion was comparable to Q1 fiscal 2025.
•Total segment operating income(1) decreased 9% for the quarter to $4.6 billion from $5.1 billion in Q1 fiscal 2025.
•Diluted earnings per share (EPS) for Q1 decreased to $1.34 from $1.40 in Q1 fiscal 2025. Adjusted EPS(1) for Q1 decreased to $1.63 from $1.76 in Q1 fiscal 2025.
Key Points:
•Entertainment: Revenue increased 7% compared to Q1 fiscal 2025. Operating income (OI) declined $0.6 billion to $1.1 billion, resulting in Entertainment segment operating margin of 9.5%, as higher programming and production and marketing costs in the quarter more than offset an increase in subscription and affiliate fees and higher theatrical revenue
◦SVOD(2) revenue increased 11% compared to Q1 fiscal 2025 (growth reflects a 1 ppt adverse impact from the inclusion of Star India revenue in the prior-year quarter). SVOD operating income(3) increased $189 million to $450 million, resulting in SVOD operating margin(3) of 8.4%
◦Segment advertising revenue decreased 6% compared to Q1 fiscal 2025, and reflects a net adverse impact of 11 ppts from the inclusion of Star India and higher political advertising in Q1 fiscal 2025 and Fubo in Q1 fiscal 2026
•Sports: Q1 segment OI of $191 million, a decrease of $56 million compared to Q1 fiscal 2025, as advertising revenue growth of 10% was more than offset by higher programming and production costs and a decrease in subscription and affiliate fees
◦Temporary suspension of YouTube TV carriage had an adverse impact to segment operating income of approximately $110 million
•Experiences: Record quarterly revenue of $10.0 billion and segment OI of $3.3 billion
◦Domestic Parks & Experiences OI growth of 8%
◦Attendance at our domestic parks was up 1% in the quarter, and per capita spending was up 4%
(1) Total segment operating income and diluted EPS excluding certain items (also referred to as adjusted EPS) are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes and diluted EPS, respectively. See the discussion on pages 13 through 16 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
(2) Disney+, Hulu subscription video-on-demand and Disney+ Hotstar (through November 14, 2024) streaming services (excluding Hulu Live TV and Fubo vMVPD services), collectively referred to as “Entertainment SVOD” or “SVOD”
(3) Entertainment SVOD operating income (also referred to as SVOD operating income) and SVOD operating margin are non-GAAP financial measures. The most comparable GAAP measures are Entertainment segment operating income and Entertainment segment operating margin. See the discussion on pages 13 through 16 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.

Guidance and Outlook:
•Q2 Fiscal 2026:
◦Entertainment:
▪Segment OI comparable to Q2 fiscal 2025
▪SVOD operating income(1) of approximately $500 million, an increase of approximately $200 million compared to Q2 fiscal 2025
◦Sports(2):
▪Comparable revenue to Q2 fiscal 2025, and a decline in segment OI of $100 million reflecting higher rights expenses
◦Experiences:
▪Modest segment OI growth, due to a combination of factors, including international visitation headwinds at our domestic parks, pre-launch costs for the Disney Adventure at Disney Cruise Line and pre-opening costs for World of Frozen at Disneyland Paris
•Fiscal Year 2026(3):
◦Entertainment:
▪Double digit segment OI growth compared to fiscal 2025, weighted to the second half of the year
▪SVOD operating margin(4) of 10%
◦Sports(2):
▪Low-single digit segment OI growth compared to fiscal 2025
◦Experiences:
▪High-single digit growth in segment OI compared to fiscal 2025, weighted to the second half of the year
◦Double digit adjusted EPS(5) growth compared to fiscal 2025
◦$19 billion in cash provided by operations(6)
◦On track to repurchase $7 billion of stock

Message From Our CEO:
“We are pleased with the start to our fiscal year, and our achievements reflect the tremendous progress we’ve made,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “We delivered strong box office performance in calendar year 2025 with billion-dollar hits like Zootopia 2 and Avatar: Fire and Ash, franchises that generate value across many of our businesses. As we continue to manage our company for the future, I am incredibly proud of all that we’ve accomplished over the past three years.”

(1) Entertainment SVOD operating income (also referred to as SVOD operating income) is a non-GAAP financial measure. The most comparable GAAP measure is Entertainment segment operating income. See the discussion on pages 13 through 16 for how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.
(2) Guidance does not include impacts from the NFL equity transaction.
(3) Q4 fiscal 2026 includes a 53rd week of operations. Guidance for fiscal year segment operating income, SVOD operating margin and adjusted EPS excludes the benefit of the additional week. Other guidance points include the 53rd week.
(4) Entertainment SVOD operating income (also referred to as SVOD operating income) and SVOD operating margin are non-GAAP financial measures. The most comparable GAAP measures are Entertainment segment operating income and Entertainment segment operating margin. See the discussion on pages 13 through 16 for how we define and calculate these measures and for why the Company is not providing a forward-looking quantitative reconciliation thereof to the most directly comparable GAAP measures.
(5) Diluted EPS excluding certain items (also referred to as adjusted EPS) is a non-GAAP financial measure. The most comparable GAAP measure is diluted EPS. See the discussion on pages 13 through 16 for how we define and calculate this measure and why the Company is not providing the forward-looking quantitative reconciliation thereof to the most comparable GAAP measure.
(6) Expected fiscal 2026 cash provided by operations includes the impact of $1.7 billion in taxes deferred due to disaster tax relief from prior fiscal years.

SUMMARIZED FINANCIAL RESULTS
The following table summarizes first quarter results for fiscal 2026 and 2025:

	Quarter Ended
($ in millions, except per share amounts)	December 27, 2025	December 28, 2024	Change
Revenues	$25,981	$24,690	5%
Income before income taxes	$3,693	$3,660	1%
Total segment operating income(1)	$4,600	$5,060	(9) %
Diluted EPS	$1.34	$1.40	(4) %
Diluted EPS excluding certain items(1)	$1.63	$1.76	(7) %
Cash provided by operations	$735	$3,205	(77) %
Free cash flow(1)	$(2,278)	$739	nm
(1)Total segment operating income, diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes, diluted EPS and cash provided by operations, respectively. See the discussion on pages 13 through 16 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
On October 29, 2025, the Company and FuboTV Inc. (Fubo), a publicly-traded virtual multi-channel video programming distributor (vMVPD), combined certain Hulu Live TV assets with Fubo (the Fubo Transaction). The Company has a 70% interest in the combined operations on a fully diluted basis. Effective from October 29, 2025, Fubo’s results are consolidated in the Company’s financial results.
On November 14, 2024, the Company and Reliance Industries Limited (RIL) formed a joint venture (India joint venture) that combined the Company’s Star-branded and other general entertainment and sports television channels and Disney+ Hotstar streaming service in India (Star India) with certain media and entertainment businesses controlled by RIL (the Star India Transaction). The Company has a 37% interest in the India joint venture and recognizes its share of the joint venture’s results in “Equity in the income of investees.” Star India’s results through November 14, 2024 were consolidated in the Company’s financial results.

SUMMARIZED SEGMENT FINANCIAL RESULTS
The following table summarizes first quarter segment revenue and operating income for fiscal 2026 and 2025:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024	Change
Revenues:
Entertainment	$11,609	$10,872	7%
Sports	4,909	4,850	1%
Experiences	10,006	9,415	6%
Eliminations(1)	(543)	(447)	(21) %
Total revenues	$25,981	$24,690	5%
Segment operating income:
Entertainment	$1,100	$1,703	(35) %
Sports	191	247	(23) %
Experiences	3,309	3,110	6%
Total segment operating income(2)	$4,600	$5,060	(9) %
(1)Reflects fees paid by (a) the Entertainment vMVPD services to ESPN and the Entertainment linear networks for the right to air the networks on Hulu Live TV and Fubo and (b) the Entertainment segment to the Sports segment to program certain sports content on ABC Network and Disney+.
(2)Total segment operating income is a non-GAAP financial measure. The most comparable GAAP measure is income before income taxes. See the discussion on pages 13 through 16 for how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.
DISCUSSION OF QUARTER SEGMENT RESULTS
Entertainment
Entertainment revenues and operating income were as follows:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024	Change
Revenues	$11,609	$10,872	7%
Operating income	$1,100	$1,703	(35) %
Operating income in the current quarter decreased compared to the prior-year quarter as an increase in revenues was more than offset by higher costs.
The increase in revenue was attributable to:
•Higher subscription and affiliate fees due to an increase in effective rates, the Fubo Transaction and subscriber growth, partially offset by a decrease from the Star India Transaction and the temporary suspension of carriage with an affiliate in the current quarter
•An increase in content sales revenue due to higher theatrical distribution revenue. The current quarter reflected the release of Zootopia 2, Avatar: Fire and Ash, Predator: Badlands and Tron: Ares while the prior-year quarter reflected the release of Moana 2 and Mufasa: The Lion King.
•A decline in advertising revenue attributable to the Star India Transaction and lower rates, partially offset by more impressions and, to a lesser extent, the Fubo Transaction. Rates and impressions included an impact from less political advertising.

Higher costs were due to:
•An increase in programming and production costs attributable to:
◦Higher production cost amortization from theatrical distribution
◦The Fubo Transaction
◦An increase at our streaming services primarily due to higher subscriber-based license fees
•Higher marketing costs due to increases at theatrical distribution and our streaming services. The increase in theatrical marketing costs was attributable to more significant releases in the current quarter compared to the prior-year quarter.
•An increase in technology and distribution costs
Supplemental SVOD detail
The following table provides supplemental SVOD detail:

	Quarter Ended		Change
($ in millions)	December 27, 2025	December 28, 2024
Revenues
Subscription fees	$4,424	$3,928	13%
Advertising and other revenue	922	888	4%
Total revenues	5,346	4,816	11%
Programming and production costs	(2,636)	(2,473)	(7) %
Other expenses(1)	(2,260)	(2,082)	(9) %
Entertainment SVOD operating income(2)	$450	$261	72%
(1) Includes other operating expenses, selling, general and administrative expenses and depreciation and amortization.
(2) Entertainment SVOD operating income (also referred to as SVOD operating income) is a non-GAAP financial measure. The most comparable GAAP measure is Entertainment segment operating income. See the discussion on pages 13 through 16 for how we define and calculate this measure and a reconciliation thereof to the most directly comparable GAAP measure.
Sports
Sports revenues and operating income were as follows:

	Quarter Ended		Change
($ in millions)	December 27, 2025	December 28, 2024
Revenue	$4,909	$4,850	1%
Operating income	$191	$247	(23) %
The decrease in operating income in the current quarter compared to the prior-year quarter reflected:
•An increase in programming and production costs driven by contractual rate increases and costs for new sports rights, partially offset by the timing of NBA and college sports rights costs under new agreements, including the impact of fewer regular season NBA games
•A decrease in subscription and affiliate fees attributable to fewer subscribers, the temporary suspension of carriage with an affiliate in the current quarter and the Star India Transaction, partially offset by higher effective rates
•Advertising revenue growth primarily due to higher rates

Experiences
Experiences revenues and operating income were as follows:

	Quarter Ended		Change
($ in millions)	December 27, 2025	December 28, 2024
Revenue
Parks & Experiences
Domestic	$6,910	$6,432	7%
International	1,753	1,646	7%
Consumer Products	1,343	1,337	— %
	$10,006	$9,415	6%
Operating income
Parks & Experiences
Domestic	$2,149	$1,982	8%
International	428	420	2%
Consumer Products	732	708	3%
	$3,309	$3,110	6%
Domestic Parks and Experiences
Operating income at our domestic parks and experiences increased compared to the prior-year quarter primarily due to:
•Higher volumes attributable to increased passenger cruise days, attendance and occupied room nights. Additional passenger cruise days reflected the launches of the Disney Treasure in December 2024 and the Disney Destiny in November 2025. The increase in attendance benefited from the comparison to the adverse impact of Hurricane Milton in the prior-year quarter.
•An increase in guest spending
•Higher costs due to new guest offerings, including the fleet expansion at Disney Cruise Line, inflation and increased operations support costs
OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses decreased $156 million for the quarter, from $460 million to $304 million, primarily due to the comparison to a legal settlement in the prior-year quarter.
Restructuring and Impairment Charges
In the prior-year quarter, the Company recorded a $143 million loss in connection with the Star India Transaction.

Interest Expense, net
Interest expense, net was as follows:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024	Change
Interest expense	$(443)	$(487)	9%
Interest income, investment income and other	168	120	40%
Interest expense, net	$(275)	$(367)	25%
The decrease in interest expense was due to lower average debt balances and an increase in capitalized interest.
The increase in interest income, investment income and other was due to a favorable comparison related to pension and postretirement benefit costs, other than service cost.
Equity in the Income of Investees
Equity in the income of investees was as follows:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024	Change
Amounts included in segment results:
Entertainment	$118	$118	— %
Sports	3	10	(70) %
India joint venture	(28)	(33)	15%
Amortization of TFCF Corporation (TFCF) intangible assets related to an equity investee	—	(3)	100%
Equity in the income of investees	$93	$92	1%
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	December 27, 2025	December 28, 2024
Income before income taxes	$3,693	$3,660
Income tax expense	1,209	1,016
Effective income tax rate	32.7%	27.8%
The increase in the effective income tax rate in the current quarter compared to the prior-year quarter was due to a non-cash tax charge in the current quarter resulting from the Fubo Transaction and an unfavorable impact in the current quarter for adjustments related to prior years, partially offset by a non-cash tax charge in the prior-year quarter in connection with the Star India Transaction.

Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024	Change
Net income attributable to noncontrolling interests	$(82)	$(90)	9%
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash from Operations
Cash provided by operations and free cash flow were as follows:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024	Change
Cash provided by operations	$735	$3,205	$(2,470)
Investments in parks, resorts and other property	(3,013)	(2,466)	(547)
Free cash flow(1)	$(2,278)	$739	$(3,017)
(1)Free cash flow is not a financial measure defined by GAAP. The most comparable GAAP measure is cash provided by operations. See the discussion on pages 13 through 16.
Cash provided by operations decreased $2.5 billion to $0.7 billion in the current quarter from $3.2 billion in the prior-year quarter due to higher tax payments and, to a lesser extent, an increase in spending on content at Entertainment and Sports. The current quarter included payment of U.S. federal and California state income tax liabilities for fiscal 2025 and a portion of fiscal 2024, pursuant to relief related to the 2025 wildfires in California.
Capital Expenditures
Investments in parks, resorts and other property were as follows:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024
Entertainment	$(293)	$(268)
Sports	—	(1)
Experiences
Domestic	(2,303)	(1,786)
International	(357)	(293)
Total Experiences	(2,660)	(2,079)
Corporate	(60)	(118)
Total investments in parks, resorts and other property	$(3,013)	$(2,466)
Capital expenditures increased to $3.0 billion from $2.5 billion due to higher spending on cruise ship fleet expansion and, to a lesser extent, new theme park attractions at the Experiences segment.

Depreciation Expense
Depreciation expense was as follows:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024
Entertainment	$205	$165
Sports	24	10
Experiences
Domestic	524	461
International	208	191
Total Experiences	732	652
Corporate	79	82
Total depreciation expense	$1,040	$909

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; $ in millions, except per share data)

	Quarter Ended
	December 27, 2025	December 28, 2024
Revenues	$25,981	$24,690
Costs and expenses	(22,106)	(20,612)
Restructuring and impairment charges	—	(143)
Interest expense, net	(275)	(367)
Equity in the income of investees	93	92
Income before income taxes	3,693	3,660
Income taxes	(1,209)	(1,016)
Net income	2,484	2,644
Net income attributable to noncontrolling interests	(82)	(90)
Net income attributable to The Walt Disney Company (Disney)	$2,402	$2,554

Earnings per share attributable to Disney:
Diluted	$1.34	$1.40
Basic	$1.34	$1.41

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,793	1,818
Basic	1,786	1,812

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; $ in millions, except per share data)

	December 27, 2025	September 27, 2025
ASSETS
Current assets
Cash and cash equivalents	$5,678	$5,695
Receivables, net	15,054	13,217
Inventories	2,157	2,134
Content advances	1,336	2,063
Other current assets	1,241	1,158
Total current assets	25,466	24,267
Produced and licensed content costs	31,114	31,327
Investments	8,052	8,097
Parks, resorts and other property
Attractions, buildings and equipment	81,830	82,041
Accumulated depreciation	(47,228)	(48,889)
	34,602	33,152
Projects in progress	7,403	6,911
Land	1,193	1,192
	43,198	41,255
Intangible assets, net	9,429	9,272
Goodwill	74,743	73,294
Other assets	10,087	10,002
Total assets	$202,089	$197,514
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$20,541	$21,203
Current portion of borrowings	10,819	6,711
Deferred revenue and other	6,686	6,248
Total current liabilities	38,046	34,162
Borrowings	35,821	35,315
Deferred income taxes	4,126	3,524
Other long-term liabilities	10,088	9,901
Commitments and contingencies
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.9 billion shares	60,704	59,814
Retained earnings	60,164	60,410
Accumulated other comprehensive loss	(2,900)	(2,914)
Treasury stock, at cost, 97 million shares at December 27, 2025 and 79 million shares at September 27, 2025	(9,492)	(7,441)
Total Disney Shareholders’ equity	108,476	109,869
Noncontrolling interests	5,532	4,743
Total equity	114,008	114,612
Total liabilities and equity	$202,089	$197,514

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in millions)

	Quarter Ended
	December 27, 2025	December 28, 2024
OPERATING ACTIVITIES
Net income	$2,484	$2,644
Depreciation and amortization	1,316	1,276
Deferred income taxes	525	25
Equity in the income of investees	(93)	(92)
Cash distributions received from equity investees	93	33
Net change in produced and licensed content costs and advances	1,153	1,141
Equity-based compensation	332	317
Other, net	9	206
Changes in operating assets and liabilities
Receivables	(1,806)	(1,277)
Inventories	(22)	4
Other assets	(220)	(116)
Accounts payable and other liabilities	(1,650)	(1,533)
Income taxes	(1,386)	577
Cash provided by operations	735	3,205

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,013)	(2,466)
Other, net	276	(109)
Cash used in investing activities	(2,737)	(2,575)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	4,007	(169)
Borrowings	1,062	1,057
Reduction of borrowings	(887)	(951)
Repurchases of common stock	(2,034)	(794)
Other, net	(164)	(140)
Cash provided by (used in) financing activities	1,984	(997)

Impact of exchange rates on cash, cash equivalents and restricted cash	5	(153)

Change in cash, cash equivalents and restricted cash	(13)	(520)
Cash, cash equivalents and restricted cash, beginning of period	5,799	6,102
Cash, cash equivalents and restricted cash, end of period	$5,786	$5,582

NON-GAAP FINANCIAL MEASURES
This earnings release presents diluted EPS excluding certain items (also referred to as adjusted EPS), total segment operating income, free cash flow, Entertainment SVOD operating income and SVOD operating margin. Diluted EPS excluding certain items, total segment operating income, free cash flow, Entertainment SVOD operating income and SVOD operating margin are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS, income before income taxes, cash provided by operations, Entertainment segment operating income or Entertainment segment operating margin as determined in accordance with GAAP. Diluted EPS excluding certain items, total segment operating income, free cash flow, Entertainment SVOD operating income and SVOD operating margin as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Our definitions and calculations of diluted EPS excluding certain items, total segment operating income, free cash flow, Entertainment SVOD operating income and SVOD operating margin, as well as reconciliations of each of these measures to the most directly comparable GAAP financial measure, are provided below.
The Company is not providing the forward-looking measure for diluted EPS, Entertainment segment operating income or Entertainment segment operating margin, which are the most directly comparable GAAP measures to diluted EPS excluding certain items, Entertainment SVOD operating income and SVOD operating margin, respectively, or reconciliations of forward-looking diluted EPS excluding certain items, Entertainment SVOD operating income and SVOD operating margin to those most directly comparable GAAP measures. The Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain significant items required for such GAAP measures without unreasonable effort. Information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and significant impact on future GAAP financial results.
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of intangible assets, including purchase accounting step-up adjustments for released content recognized in the fiscal 2019 acquisition of TFCF and Hulu and business acquisitions occurring after fiscal 2025 (Acquisition Amortization), to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the first quarter:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Quarter Ended December 27, 2025
As reported	$3,693	$(1,209)	$2,484	$1.34	(4) %
Exclude:
Non-cash tax charge resulting from the Fubo Transaction	—	307	307	0.17
Acquisition Amortization(4)	300	(70)	230	0.12
Excluding certain items	$3,993	$(972)	$3,021	$1.63	(7) %

Quarter Ended December 28, 2024
As reported	$3,660	$(1,016)	$2,644	$1.40
Exclude:
Restructuring and impairment charges(5)	143	213	356	0.20
Acquisition Amortization(4)	397	(93)	304	0.16
Excluding certain items	$4,200	$(896)	$3,304	$1.76
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current quarter, intangible asset amortization was $236 million and step-up amortization was $64 million. For the prior-year quarter, intangible asset amortization was $327 million, step-up amortization was $67 million and amortization of intangible assets related to an equity investee was $3 million.
(5)Impairment charges for the prior-year quarter relate to the Star India Transaction. Tax expense includes a $31 million tax benefit on the impairment charge and a non-cash tax charge of $244 million related to the Star India Transaction.
Total segment operating income
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income (the sum of segment operating income from all of the Company’s segments) as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.

The following table reconciles income before income taxes to total segment operating income:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024	Change
Income before income taxes	$3,693	$3,660	1%
Add (subtract):
Corporate and unallocated shared expenses	304	460	34%
Equity in the loss of India joint venture	28	33	15%
Restructuring and impairment charges	—	143	100%
Interest expense, net	275	367	25%
Acquisition Amortization	300	397	24%
Total segment operating income	$4,600	$5,060	(9) %
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024
Cash provided by operations	$735	$3,205
Cash used in investing activities	(2,737)	(2,575)
Cash provided by (used in) financing activities	1,984	(997)
Impact of exchange rates on cash, cash equivalents and restricted cash	5	(153)
Change in cash, cash equivalents and restricted cash	(13)	(520)
Cash, cash equivalents and restricted cash, beginning of period	5,799	6,102
Cash, cash equivalents and restricted cash, end of period	$5,786	$5,582
The following table reconciles the Company’s consolidated cash provided by operations to free cash flow:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024	Change
Cash provided by operations	$735	$3,205	$(2,470)
Investments in parks, resorts and other property	(3,013)	(2,466)	(547)
Free cash flow	$(2,278)	$739	$(3,017)

Entertainment SVOD operating income
Entertainment SVOD operating income consists of operating income for the Disney+, Hulu subscription video-on-demand and Disney+ Hotstar (through November 14, 2024) streaming services (collectively, “Entertainment SVOD” or “SVOD”), which excludes results for the Hulu Live TV and Fubo vMVPD services.
The Company uses Entertainment SVOD operating income (and related SVOD operating margin) as a measure of the performance of Entertainment SVOD, and we believe Entertainment SVOD operating income (and related SVOD operating margin) assists investors by allowing them to evaluate the performance of Entertainment SVOD separately from our other Entertainment businesses.
The following table reconciles Entertainment SVOD operating income to Entertainment segment operating income:

	Quarter Ended
($ in millions)	December 27, 2025	December 28, 2024	Change
Entertainment segment operating income(1)	$1,100	$1,703	(35) %
Subtract: Other Entertainment businesses operating income	650	1,442	(55) %
Entertainment SVOD operating income(1)	$450	$261	72%
(1)For the current quarter, Entertainment segment operating margin and SVOD operating margin were 9.5% and 8.4%, respectively. Entertainment segment operating margin is calculated as Entertainment segment operating income divided by Entertainment segment revenue, and SVOD operating margin is calculated as Entertainment SVOD operating income divided by Entertainment SVOD revenue.

For Q2 fiscal 2026, the Company expects Entertainment segment operating income comparable to Q2 2025, other Entertainment businesses operating income of approximately $0.7 billion and Entertainment SVOD operating income of approximately $0.5 billion.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, plans, financial prospects, trends or outlook and guidance; financial or performance estimates and expectations (including estimated or expected revenues, earnings, operating income, margins, cash position, timing and impact of certain items, including costs and expenses) and expected drivers; impacts of visitation patterns and consumer mix; share repurchases; and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences for and acceptance of our content offerings and the distribution channel (including pricing and bundling of our streaming services and impact on churn and subscriber additions) and our leisure travel destinations;
•the market for advertising sales on our streaming services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, including tariffs and other trade policies, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•taxation; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s most recent Annual Report on Form 10-K, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

PREPARED EARNINGS REMARKS AND CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will post prepared management remarks (Executive Commentary) at www.disney.com/investors and will host a conference call today, February 2, 2026, at 8:30 AM EST/5:30 AM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The Webcast replay will also be available on the site.

CONTACTS:

David Jefferson
Corporate Communications
818-560-4832

Carlos Gómez
Investor Relations
818-560-1933